Exhibit 107

Calculation of Filing Fee Tables

SCHEDULE 14A

(Form Type)

MONEYGRAM INTERNATIONAL, INC.

(Name of Registrant as Specified In Its Charter)

Table 1: Transaction Valuation

	Proposed Maximum Aggregate Value of Transaction	Fee Rate	Amount of Filing Fee

Fees to Be Paid	$1,102,677,466	0.0000927	$102,218.20

Fees Previously Paid	—		—

Total Transaction Valuation	$1,102,677,466

Total Fees Due for Filing			$102,218.20

Total Fees Previously Paid			—

Total Fee Offsets			—

Net Fee Due			$102,218.20

(1)	Title of each class of securities to which transaction applies: Common stock, par value $0.01 per share (the “Common Stock”), of MoneyGram International, Inc. (“MoneyGram”).

(2)

Aggregate number of securities to which transaction applies: As of March 21, 2022, (i) 96,259,638 shares of Common Stock outstanding, and (ii) 3,983,768 shares of Common Stock underlying outstanding restricted stock units that are subject to time-based or performance-based vesting.

(3)

Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): Solely for the purpose of calculating the filing fee, the maximum aggregate value was determined based upon the sum of: (A) 96,259,638 shares of outstanding Common Stock multiplied by $11.00 per share and (B) 3,983,768 shares of Common Stock underlying outstanding restricted stock units that are subject to time-based or performance-based vesting multiplied by $11.00 per share. In accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, the filing fee was determined by multiplying the sum calculated in the preceding sentence by 0.0000927.

(4)	Proposed maximum aggregate value of transaction: $1,102,677,466

(5)	Total fee paid: $102,218.20

Table 2: Fee Offset Claims and Sources

	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Fee Paid with Fee Offset Source

Fee Offset Claims		—	—	—		—

Fee Offset Sources	—	—	—		—		—